UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2014 (May 1, 2014)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On May 1, 2014, Behringer Harvard 1875 Lawrence, LLC, a wholly-owned subsidiary of Behringer Harvard Opportunity REIT II, Inc. (which may be referred to as the “Registrant”, “we”, “our”, or “us”), entered into an agreement  (the “Agreement”) to sell a 15-story office building totaling 192,000 rentable square feet located in Denver, Colorado (“1875 Lawrence”), to an unaffiliated third party for a contract sales price of $47.1 million.  The buyer made an earnest money deposit of $0.5 million, which is refundable during the inspection period that ends on or about May 16, 2014 at which time an additional deposit of $0.5 million is due.  The Agreement provides the buyer an opportunity to conduct due diligence on 1875 Lawrence and provides that the buyer may terminate the Agreement by written notice to us at any time on or before the end of the inspection period if the buyer determines in its sole discretion that the property is not suitable for its intended use.  We acquired 1875 Lawrence on October 28, 2008.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential sale of the property described herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include the possibility that the Buyer may determine not to close on the acquisition, and other risks described in the “Risk Factors” section of our public filing including our Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: May 7, 2014	By:	/s/ Andrew J. Bruce
Andrew J. Bruce
Chief Financial Officer